UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 14, 2021

SailPoint Technologies Holdings, Inc.
(Exact name of registrant as specified in its charter)
---------------------------------------------------------------------------------------
Delaware
001-38297
47-1628077
(State or other jurisdiction
of incorporation)
(Commission File Number)
(IRS Employer
Identification No.)

11120 Four Points Drive, Suite 100,
Austin, Texas
(Address of principal executive office)

78726
(Zip Code)

Registrant’s telephone number, including area code: (512) 346-2000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	SAIL	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933
(§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 14, 2021, the Board of Directors (the “Board”) of SailPoint Technologies Holdings, Inc., a Delaware corporation (the “Company”), upon the recommendation of its Nominating and Corporate Governance Committee, expanded the size of the Board from seven to eight members and appointed Sudhakar Ramakrishna to the Board as a Class I director, with a term expiring at the 2024 Annual Meeting of Stockholders or until his successor is elected and qualified, or, if earlier, until his death, disability, resignation, disqualification, or removal from the Board. Based on information provided by Mr. Ramakrishna concerning his background, employment, and affiliations, the Board determined that Mr. Ramakrishna meets the independence requirements under the rules of the New York Stock Exchange (the “NYSE”), including the additional independence requirements of the NYSE and Securities Exchange Commission applicable to members of audit and compensation committees, and that there are no transactions between the Company and Mr. Ramakrishna that would require disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Mr. Ramakrishna and any other persons pursuant to which he was appointed as a director of the Company.
In connection with his appointment, Mr. Ramakrishna received a restricted stock unit award with a value equal to approximately $150,000 under the SailPoint Technologies Holdings, Inc. 2017 Long Term Incentive Plan (the “LTIP”), which amount represents the prorated value of a $180,000 annual director award reduced to reflect the service period from the date of his appointment to the Board through the date of the 2022 Annual Meeting of Stockholders, and which will vest on April 29, 2022.
Mr. Ramakrishna will receive the standard non-employee director compensation for his service as a director, which compensation currently consists of: (i) an annual cash retainer of $30,000 for his service on the Board, (ii) an annual equity award under the LTIP with a grant date value equal to $180,000, for each year following his initial partial year of service on the Board, and (iii) an annual cash retainer for service on any committee that he is subsequently appointed to, in an amount consistent with the standard retainer for service on such committee.
In connection with his appointment, the Company and Mr. Ramakrishna entered into the Company’s standard form of indemnification agreement, which requires the Company, among other things, to indemnify Mr. Ramakrishna against liabilities that may arise by reason of his status or service. The indemnification agreement also requires the Company to advance all expenses incurred by Mr. Ramakrishna in investigating or defending any action, suit, or proceeding that may arise by reason of his status or service.
For a full description of the compensation program for the Company’s non-employee directors and the Company’s indemnification agreements, please see the Company’s proxy statement for its 2021 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on March 19, 2021.
Mr. Ramakrishna is a global technology leader with nearly 25 years of experience across cloud, mobility, networking, security and collaboration markets and currently serves as the President and Chief Executive Officer of SolarWinds Corporation (NYSE: SWI), a position he has held since January 2021, where he also has served on the board of directors since December 2020. Prior to joining SolarWinds, Mr. Ramakrishna served as the Chief Executive Officer of Pulse Secure, LLC, a leading provider of secure and zero trust access solutions for hybrid IT environments, from May 2015 until December 2020, and before that, he served as the Senior Vice President and General Manager for the Enterprise and Service Provider Division at Citrix Systems, Inc. (NASDAQ: CTXS). Mr. Ramakrishna has also held senior leadership roles at Polycom, Inc., Motorola, Inc., Stoke, Inc., 3COM Corporation and U.S. Robotics. He is a partner at Benhamou Global Ventures, a leading venture capital firm investing in emerging startups in the fields of security, analytics and applications. Mr. Ramakrishna holds an M.S. in computer science from Kansas State University and an M.S. in Management Studies from Northwestern University. The Board believes that Mr. Ramakrishna’s business and industry expertise and his extensive experience working with technology companies qualify him to serve as a director.

Item 7.01    Regulation FD Disclosure.
On June 15, 2021, the Company issued a press release announcing the appointment of Mr. Ramakrishna to the Board. A copy of the press release is furnished as Exhibit 99.1 to this report and incorporated into this Item 7.01 by reference.
The information furnished in this Item 7.01, including the press release incorporated into this Item 7.01, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated June 15, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAILPOINT TECHNOLOGIES HOLDINGS, INC.

Date: June 15, 2021	By:	/s/ Chris Schmitt
	Name:	Chris Schmitt
	Title:	Executive Vice President, General Counsel and Secretary